Exhibit 28(a)(xv)

Seasons Series Trust

Amended and Restated Establishment and Designation of Series

(Effective as of March 9, 2015)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the shares of beneficial interest in the Trust, $.01 per share (the “Shares’) into twenty-one Series;

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of December 11, 2014, Cash Management Portfolio, a series of the Trust, has been liquidated and terminated as a series of the Trust as of March 9, 2014;

NOW THEREFORE, the Trustee(s) of the Trust do hereby declare, pursuant to Section 4.9 of the Declaration of Trust that the following Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Allocation Balanced Portfolio (f/k/a Allocation Conservative Portfolio)
2.	Allocation Growth Portfolio
3.	Allocation Moderate Growth Portfolio (f/k/a Allocation Moderate Portfolio)
4.	Allocation Moderate Portfolio (f/k/a Allocation Balanced Portfolio)
5.	Asset Allocation: Diversified Growth Portfolio
6.	Diversified Fixed Income Portfolio
7.	Focus Growth Portfolio
8.	Focus Value Portfolio
9.	International Equity Portfolio
10.	Large Cap Growth Portfolio
11.	Large Cap Value Portfolio
12.	Mid Cap Growth Portfolio
13.	Mid Cap Value Portfolio
14.	Multi-Managed Growth Portfolio
15.	Multi-Managed Income Portfolio
16.	Multi-Managed Income/Equity Portfolio
17.	Multi-Managed Moderate Growth Portfolio
18.	Real Return Portfolio (f/k/a Strategic Fixed Income Portfolio)
19.	Small Cap Portfolio
20.	Stock Portfolio

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of the 9th day of March, 2015.

/s/ NORI L. GABERT
Nori L. Gabert
Secretary